EXHIBIT 99.3

Item 8.                     Financial Statements and Supplementary Data

GENTA INCORPORATED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Genta Incorporated and Subsidiaries

We have audited the accompanying consolidated balance sheet of Genta Incorporated and Subsidiaries (the “Company”) as of December 31 2008, and the related consolidated statement of operations, stockholders’ (deficit) equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion.   An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Genta Incorporated and Subsidiaries as of December 31, 2008, and the results of their operations and their cash flows for the year then ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern.  Management’s plans considering these matters are also described in Note 1 to the consolidated financial statements.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have also audited the retroactive adjustments to the 2007 and 2006 consolidated financial statements for the one-for-fifty reverse common stock split in 2009, which is described in Note 1 to the consolidated financial statements.  In our opinion, such retrospective adjustments are appropriate and have been properly applied.  However, we were not engaged to audit, review or apply any procedures to the 2007 and 2006 consolidated financial statements of the Company other than with respect to the retrospective adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2007 and 2006 consolidated financial statements taken as a whole.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
February 12, 2009, except for the effects of the retroactive adjustment for the one-for-fifty reverse common stock split described in Note 1 to the Consolidated Financial Statements, which the date is June 26, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Genta Incorporated:

We have audited, before the effects of the adjustments to retrospectively apply the reverse stock split discussed in Note 1 to the consolidated financial statements, the accompanying consolidated balance sheet of Genta Incorporated and subsidiaries (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the years ended December 31, 2007 and 2006 (the 2007 and 2006 consolidated financial statements before the effects of the adjustments discussed in Note 1 to the consolidated financial statements are not presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such 2007 and 2006 consolidated financial statements, before the effects of the adjustments to retrospectively apply the reverse stock split discussed in Note 1 to the consolidated financial statements, present fairly, in all material respects, the financial position of Genta Incorporated and subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 , effective January 1, 2007.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the effects of the reverse stock split discussed in Note 1 to the consolidated financial statements and, accordingly, we do not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied. Those retrospective adjustments were audited by other auditors.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 17, 2008

GENTA INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$4,908	$5,814
Marketable securities (Note 3)	—	1,999
Accounts receivable — net of allowances of $12 at December 31, 2008 and $38 at December 31, 2007	2	31
Inventory (Note 4)	121	225
Prepaid expenses and other current assets (Note 6)	973	19,170
Total current assets	6,004	27,239
Property and equipment, net (Note 7)	300	323
Deferred financing costs on convertible note financing (Note 11)	911	—
Deferred financing costs — warrant (Note 11)	5,478	—
Other assets (Note 5)	—	1,731
Total assets	$12,693	$29,293

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)/EQUITY

Current liabilities:
Accounts payable and accrued expenses (Note 6 and Note 9)	$11,224	$25,850
Notes payable (Note 10)	—	512
Total current liabilities	11,224	26,362
Long-term liabilities:
Office lease settlement obligation (Note 5)	1,979	—
Convertible notes due June 9, 2010, $15,540 outstanding, net of debt discount of ($11,186) (Note 11)	4,354	—
Total long-term liabilities	6,333	—

Commitments and contingencies (Note 18)

Stockholders’ (deficit)/equity (Note 13):
Preferred stock, 5,000 shares authorized:
Series A convertible preferred stock, $.001 par value; 8 shares issued and outstanding, liquidation value of $385 at December 31, 2008 and December 31, 2007, respectively	—	—
Series G participating cumulative preferred stock, $.001 par value; 0 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	—	—
Common stock, $.001 par value; 6,000,000 and 250,000 shares authorized 9,734 and 611 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	10	1
Additional paid-in capital	939,252	441,189
Accumulated deficit	(944,126)	(438,288)
Accumulated other comprehensive income	—	29
Total stockholders’ (deficit)/equity	(4,864)	2,931
Total liabilities and stockholders’ (deficit)/equity	$12,693	$29,293

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(In thousands, except per share data)	2008	2007	2006
Product sales — net	$363	$580	$708
Cost of goods sold	102	90	108
Gross margin	261	490	600

Operating expenses:
Research and development	19,991	13,491	28,064
Selling, general and administrative	10,452	16,865	25,152
Settlement of office lease obligation (Note 5)	3,307	—	—
Provision for settlement of litigation (Note 6 and Note 18)	(340)	(4,240)	5,280
Write-off of prepaid royalty (Note 8)	—	—	1,268
Total operating expenses	33,410	26,116	59,764

Other (expense)/income, net:
Gain on maturity of marketable securities	31	159	310
Interest income and other income, net	252	837	1,216
Interest expense	(1,718)	(160)	(72)
Amortization of deferred financing costs and debt discount (Note 11)	(11,229)	—	—
Fair value — conversion feature liability (Note 11)	(460,000)	—	—
Fair value — warrant liability (Note 11)	(2,000)	—	—
Total other (expense)/income, net	(474,664)	836	1,454
Loss before income taxes	(507,813)	(24,790)	(57,710)
Income tax benefit (Note 12)	1,975	1,470	929
Net loss	$(505,838)	$(23,320)	$(56,781)

Net loss per basic and diluted common share	$(455.09)	$(39.36)	$(125.88)
Shares used in computing net loss per basic and diluted common share	1,112	592	451

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT)/EQUITY
For the Years Ended December 31, 2008, 2007 and 2006

	Convertible Preferred Stock		Common Stock			Additional Paid-in	Accumulated	Accumulated Other Comprehensive Income	Total Stockholders’ (Deficit)/
(In thousands)	Shares	Amount	Shares	Amount		Capital	Deficit	(Loss)	Equity
Balance at January 1, 2006	10	$—	381	$		$373,824	$(358,187)	$60	$15,697

Net loss	—	—	—		—	—	(56,781)	—	(56,781)
Net change in value of marketable securities	—	—	—		—	—	—	(29)	(29)

Issuance of common stock, net of issuance costs of $3,125	—	—	63			37,725	—	—	37,725

Issuance of common stock in connection with conversion of Series A preferred stock	(2)	—	—-		—	—	—	—	—

Issuance of common stock, net of issuance costs of $925	—	—	67		—	14,875	—	—	14,875

Issuance of common stock in connection with exercise of stock options	—	—	—		—	156	—	—	156

Stock-based compensation expense	—	—	—		—	2,999	—	—	2,999

Balance at December 31, 2006	8	—	511			429,579	(414,968)	31	14,642

Net loss	—	—	—		—	—	(23,320)	—	(23,320)
Net change in value of marketable securities	—	—	—		—	—	—	(2)	(2)

Issuance of common stock, net of issuance costs of $562	—	—	100		1	10,237	—	—	10,238

Stock-based compensation expense	—	—	—		—	1,373	—	—	1,373

Balance at December 31, 2007	8	—	611		1	441,189	(438,288)	29	2,931

Net loss	—	—	—		—	—	(505,838)	—	(505,838)
Net change in value of marketable securities	—	—	—		—	—	—	(29)	(29)

Issuance of common stock, net of issuance costs of $183	—	—	123			2,876	—	—	2,876

Issuance of common stock as interest payment on Senior Convertible Promissory Note	—	—	80			647	—	—	647

Issuance of common stock on voluntary conversions of Senior Convertible Promissory Note	—	—	8,920		9	4,451	—	—	4,460

Transfer of warrant liability to paid-in-capital	—	—	—		—	9,600	—	—	9,600

Transfer conversion feature liability to paid-in-capital	—	—	—		—	480,000	—	—	480,000

Vesting of restricted stock	—	—	-		—	—	—	—	—

Stock-based compensation expense	—	—	—		—	489	—	—	489

Balance at December 31, 2008	8	$—	9,734		$10	$939,252	$(944,126)	$—	$(4,864)

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In thousands)	2008	2007	2006
Operating activities:
Net loss	$(505,838)	$(23,320)	$(56,781)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	154	170	942
Loss on disposition of equipment	10	—	—
Amortization of deferred financing costs and debt discount (Note 11)	11,229	—	—
Share-based compensation (Note 14)	489	1,373	2,999
Provision for sales returns	79	(133)	(300)
Gain on maturity of marketable securities	(31)	(159)	(310)
Interest payment settled in shares of common stock (Note 19)	647	—	—
Provision for settlement of litigation, net (Note 6)	(340)	(4,240)	5,280
Write-off of prepaid royalty (Note 8)	—	—	1,268
Change in fair value — conversion feature liability (Note 11)	460,000	—	—
Change in fair value — warrant liability (Note 11)	2,000	—	—
Changes in operating assets and liabilities:		—	—
Accounts receivable	29	(14)	42
Inventory	104	83	88
Prepaid expenses and other current assets	198	627	(142)
Accounts payable and accrued expenses	5,615	(6,071)	2,264
Other assets	—	(42)	(40)
Net cash used in operating activities	(25,655)	(31,726)	(44,690)
Investing activities:
Purchase of marketable securities	—	(13,900)	(56,784)
Maturities of marketable securities	2,000	32,000	49,091
Release of restricted cash deposits (Note 5)	1,731	—	—
Purchase of property and equipment	(141)	(222)	(136)
Net cash provided by (used in) investing activities	3,590	17,878	(7,829)
Financing activities:
Net proceeds from sale of common stock, net (Note 13)	2,876	10,238	52,691
Issuance of note payable (Note 10)	—	1,155	1,174
Repayments of note payable (Note 10)	(512)	(1,285)	(1,261)
Issuance of convertible notes net of financing cost of $1,205 (Note 11)	18,795	—	—
Issuance of common stock upon exercise of stock options (Note 15)	—	—	155
Net cash provided by financing activities	21,159	10,108	52,759
Increase (decrease) in cash and cash equivalents	(906)	(3,740)	240
Cash and cash equivalents at beginning of year	5,814	9,554	9,314
Cash and cash equivalents at end of year	$4,908	$5,814	$9,554

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2008, 2007 and 2006

1. Organization and Business

Genta Incorporated (“Genta” or the “Company”) is a biopharmaceutical company engaged in pharmaceutical (drug) research and development, its sole reportable segment. The Company is dedicated to the identification, development and commercialization of novel drugs for the treatment of cancer and related diseases.

The Company has had recurring annual operating losses since its inception. Management expects that such losses will continue at least until its lead product, Genasense® (oblimersen sodium) Injection, receives approval for and begins commercial sale in one or more indications. Achievement of profitability for the Company is currently dependent on the timing of Genasense® regulatory approval. Any adverse events with respect to approvals by the U.S. Food and Drug Administration (‘‘FDA’’) and/or European Medicines Agency (‘‘EMEA’’) could negatively impact the Company’s ability to obtain additional funding or identify potential partners.

The Company has prepared its financial statements under the assumption that it is a going concern. The Company’s recurring losses and negative cash flows from operation raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company had $4.9 million of cash and cash equivalents on hand at December 31, 2008. Net cash used in operating activities during 2008 was $25.7 million, which represents an average monthly outflow of $2.1 million.

On June 5, 2008, the Company entered into a securities purchase agreement with certain institutional and accredited investors to place up to $40 million of senior secured convertible notes with such investors. On June 9, 2008, the Company placed $20 million of such notes in the initial closing.

The 2-year notes bear interest at an annual rate of 15% payable at quarterly intervals in stock or cash at the Company’s option, and are convertible into shares of Genta common stock at a conversion rate of 2,000 shares of common stock for every $1,000 of principal. Holders of the notes have the right, but not the obligation, for the 12 months following the initial closing date to purchase in whole or in part up to an additional $20 million of the notes. The Company shall have the right to force conversion of the notes in whole or in part if the closing bid price of the Company’s common stock exceeds $0.50 for a period of 20 consecutive trading days. Certain members of senior management of Genta participated in this offering. The notes are secured by a first lien on all assets of Genta.

The notes included certain events of default, including a requirement that the Company obtain stockholder approval within a specified period of time to amend its certificate of incorporation to authorize additional shares of common stock. On October 6, 2008, at the Annual Meeting of Stockholders, the Company’s stockholders approved an amendment to Genta’s Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 255,000,000, consisting of 250,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, to 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

The Company will require additional cash in order to maximize its commercial opportunities and continue its clinical development opportunities. The Company has had discussions with other companies regarding partnerships for the further development and global commercialization of Genasense®. Additional alternatives available to the Company to subsequently sustain its operations include financing arrangements with potential corporate partners, debt financing, asset-based loans, royalty-based financings, equity financing and other sources. However, there can be no assurance that any such collaborative agreements or other sources of funding will be available on favorable terms, if at all. Presently, with no further financing, management projects that the Company will run out of funds in the first quarter of 2009. The Company currently does not have any additional financing in place. There can be no assurance that the Company can obtain financing, if at all, on terms acceptable to it.

GENTA INCORPORATED

If the Company is unable to raise additional funds, it will need to do one or more of the following:

•	delay, scale back or eliminate some or all of the Company’s research and product development programs and sales and marketing activity;

•	license third parties to develop and commercialize products or technologies that the Company would otherwise seek to develop and commercialize themselves;

•	attempt to sell the Company;

•	cease operations; or

•	declare bankruptcy.

On June 26, 2009, the Company  effected a one-for-fifty reverse stock split of its common stock. It did not reduce the number of shares that the Company is authorized to issue or change the par value of the common stock. All references to common share values in these consolidated financial statements have been restated to reflect this split.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements are presented on the basis of accounting principles generally accepted in the United States of America. Such financial statements include the accounts of the Company and all majority-owned subsidiaries.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect reported earnings, financial position and various disclosures. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid instruments with maturities of three months or less from the date acquired and are stated at cost that approximates their fair market value. At December 31, 2008, the amounts on deposit that exceeded the $250,000 federally insured limit was $3.9 million.

Revenue Recognition

The Company recognizes revenue from product sales when title to product and associated risk of loss has passed to the customer and the Company is reasonably assured of collecting payment for the sale. All revenue from product sales are recorded net of applicable allowances for returns, rebates and other applicable discounts and allowances. The Company allows return of its product for up to twelve months after product expiration.

Research and Development

Research and development costs are expensed as incurred, including raw material costs required to manufacture products for clinical trials.

GENTA INCORPORATED

Income Taxes

The Company uses the liability method of accounting for income taxes. Deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. Management records valuation allowances against net deferred tax assets, if based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and when temporary differences become deductible. The Company considers, among other available information, uncertainties surrounding the recoverability of deferred tax assets, scheduled reversals of deferred tax liabilities, projected future taxable income and other matters in making this assessment. The Company reviewed its deferred tax assets and at both December 31, 2008 and December 31, 2007, recorded a valuation allowance to reduce these assets to zero to reflect that, more likely than not, they will not be realized. Utilization of the Company’s net operating loss (NOL) and research and development (R&D) credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the Code), as well as similar state provisions. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “ Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 ” (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. The Company adopted the provisions of FIN 48 as of January 1, 2007 and has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions.

The State of New Jersey has taken the position that amounts reimbursed to Genta by Aventis Pharmaceutical Inc. for co-development expenditures during an audit period of 2000 through 2004 were subject to Alternative Minimum Assessment (AMA), resulting in a liability at December 31, 2008 of $841,000, (see Note 13 to the Company’s Consolidated Financial Statements). The Company believes the State’s position is unjustified and is pursuing this matter before the New Jersey Tax Court. Other than this matter, the Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. In addition, the Company did not record a cumulative effect adjustment related to the adoption of FIN 48. If such adjustment was recorded, it would have been fully offset by a change in a valuation allowance.

The Company’s policy for recording interest and penalties associated with audits is that penalties and interest expense are recorded in interest expense in the Company’s Consolidated Statements of Operations.

Stock Options

The Company’s share-based payments including grants of employee stock options are recognized in the Consolidated Statement of Operations based on their fair values. The amount of compensation cost is measured based on the grant-date fair value of the equity instrument issued. The Company utilizes a Black-Scholes option-pricing model to measure the fair value of stock options granted to employees. See Note 15 to our Consolidated Financial Statements for a further discussion on share-based compensation.

GENTA INCORPORATED

Deferred Financing Costs and Other Debt-Related Costs

Deferred financing costs are amortized over the term of its associated debt instrument. The Company evaluates the terms of the debt instruments to determine if any embedded derivatives or beneficial conversion features exist. The Company allocates the aggregate proceeds of the notes payable between the warrants and the notes based on their relative fair values in accordance with Accounting Principle Board No. 14 (APB 14), “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” The fair value of the warrant issued to the placement agent is calculated utilizing the Black-Scholes option-pricing model. The Company is amortizing the resultant discount or other features over the term of the notes through its earliest maturity date using the effective interest method. Under this method, the interest expense recognized each period will increase significantly as the instrument approaches its maturity date. If the maturity of the debt is accelerated because of defaults or conversions, then the amortization is accelerated.

Net Loss Per Common Share

Net loss per common share for the year ended December 31, 2008, 2007 and 2006, respectively, are based on the weighted average number of shares of common stock outstanding during the periods. Basic and diluted loss per share are identical for all periods presented as potentially dilutive securities have been excluded from the calculation of the diluted net loss per common share because the inclusion of such securities would be antidilutive. The potentially dilutive securities include 32 million, 46,000 and 42,000 in 2008, 2007 and 2006, respectively, reserved for the conversion of convertible notes, convertible preferred stock and the exercise of outstanding options and warrants.

Recent Accounting Pronouncements

In June 2008 the FASB issued EITF 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock”. EITF 07-5 provides guidance in assessing whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock for purposes of determining whether the appropriate accounting treatment falls under the scope of SFAS 133, “Accounting For Derivative Instruments and Hedging Activities” and/or EITF 00-19, “Accounting For Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. EITF 07-05 is effective as of the beginning of our 2009 fiscal year. The Company does not expect the adoption of EITF 07-05 to have a material impact on its consolidated financial position or results of operations.

In May 2008, the FASB issued FASB Staff Position (“FSP”) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP APB14-1 will require us to account separately for the liability and equity components of our convertible debt. The debt would be recognized at the present value of its cash flows discounted using our nonconvertible debt borrowing rate at the time of issuance. The equity component would be recognized as the difference between the proceeds from the issuance of the note and the fair value of the liability. The FSP also requires accretion of the resultant debt discount over the expected life of the debt. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. Entities are required to apply the FSP retrospectively for all periods presented. We are currently evaluating FSP APB 14-1 and have not yet determined the impact its adoption will have on our consolidated financial statements. However, the impact of this new accounting treatment may be significant and may result in a significant increase to non-cash interest expense beginning in fiscal year 2009 for financial statements covering past and future periods.

In May 2008, the Financial Accounting Standards Board (FASB) issued SFAS No. 162, “ The Hierarchy of Generally Accepted Accounting Principles” . The statement is intended to improve financial reporting by identifying a consistent hierarchy for selecting accounting principles to be used in preparing financial statements that are prepared in conformance with generally accepted accounting principles. The statement is effective 60 days following the Securities and Exchange Commission’s (SEC) approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “ The Meaning of Present Fairly in Conformity with GAAP ”, and is not expected to have any impact on the Company’s financial statements.

GENTA INCORPORATED

In March 2008, the FASB issued SFAS 161, “ Disclosures about Derivative Instruments and Hedging Activities , an amendment of FASB SFAS 133 ” (“SFAS 161”), which requires enhanced disclosures for derivative and hedging activities. SFAS 161 will become effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The implementation of this standard did not have a material effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS 141(R), “ Business Combinations ” (“SFAS 141(R)”), which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is to be applied prospectively to business combinations for which the acquisition date is on or after an entity’s fiscal year that begins after December 15, 2008. The standard will have an impact on our financial statements when an acquisition occurs.

In December 2007, the FASB issued SFAS 160, “ Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 ” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The implementation of this standard did not have a material effect on the Company’s consolidated financial statements.

In December 2007, the SEC issued Staff Accounting Bulletin 110 (“SAB 110”), which permits entities, under certain circumstances, to continue to use the “simplified” method of estimating the expected term of plain options as discussed in SAB No. 107 and in accordance with SFAS 123R. The guidance in this release was effective January 1, 2008. The implementation of this standard did not have a material effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued EITF Issue No. 07-1, “ Accounting for Collaborative Arrangements ,” which is effective for calendar year companies on January 1, 2009. The Task Force clarified the manner in which costs, revenues and sharing payments made to, or received by, a partner in a collaborative arrangement should be presented in the income statement and set forth certain disclosures that should be required in the partners’ financial statements. The implementation of this standard did not have a material effect on the Company’s consolidated financial statements.

In June 2007, the FASB issued EITF Issue No. 07-3, “ Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities ,” which was effective for calendar year companies on January 1, 2008. The Task Force concluded that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered or the services are performed, or when the goods or services are no longer expected to be provided. The implementation of this standard did not have a material effect on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS 159, “ The Fair Value Option for Financial Assets and Financial Liabilities ” (“SFAS 159”). SFAS 159 permits all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. SFAS 159 applied to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that also elected to apply the provisions of SFAS 157, “ Fair Value Measurements ”. The implementation of this standard did not have a material effect on the Company’s consolidated financial statements.

GENTA INCORPORATED

In September 2006, the FASB issued SFAS 157, “ Fair Value Measurements ”. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States of America and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. The Company was required to adopt SFAS 157 beginning January 1, 2008. In February 2008, the FASB released FASB Staff Position (FSP FAS 157-2 — Effective Date of FASB Statement No. 157), which delayed the effective date of SFAS No. 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS No. 157 for the Company’s financial assets and liabilities did not have a material impact on its consolidated financial statements. The Company does not expect that adoption of SFAS No. 157 for the Company’s non-financial assets and liabilities, effective January 1, 2009, will have a material impact on its financial statements.

3. Marketable Securities

The carrying amounts of the Company’s marketable securities, which are primarily securities of government-backed agencies, approximate fair value due to the short-term nature of these instruments. The fair value of available-for-sale marketable securities was as follows ($ thousands):

December 31, 2007
Cost	$1,970
Gross unrealized gains	29
Gross unrealized losses	—
Fair value	$1,999

The fair value of each marketable security was compared to its cost and therefore, unrealized gains of approximately $29,000 were recognized in accumulated other comprehensive income in the Company’s Consolidated Balance Sheets at December 31, 2007.

4. Inventory

Inventories are stated at the lower of cost or market with cost being determined using the first-in, first-out (FIFO) method. Inventories consisted of the following ($ thousands):

	December 31,
	2008	2007
Raw materials	$24	$24
Work in process	—	—
Finished goods	97	201
	$121	$225

The Company has substantial quantities of Genasense® drug supply which are recorded at zero cost. Such inventory would be available for the commercial launch of this product, should Genasense® be approved.

5. Settlement of Office Lease Obligation and Operating Leases

In May 2008, the Company entered into an amendment of its Lease Agreement with The Connell Company (Connell), whereby the lease for one floor of office space in Berkeley Heights, New Jersey was terminated. Connell received a termination payment of $1.3 million, comprised solely of the Company’s security deposits and the Company agreed to a future payment from the Company of $2.0 million upon the earlier of July 1, 2009 or the receipt of at least $5.0 million in upfront cash from a business development deal. In January 2009, the Company entered into an amendment of its agreement with Connell whereby the Company’s future payment of $2.0 million is now payable on January 1, 2011. The Company will pay 6.0% interest in arrears to Connell from July 1, 2009 through the new payment date.

GENTA INCORPORATED

At December 31, 2007, the Company had maintained $1.7 million in restricted cash balances with financial institutions related to lease obligations on its corporate facilities. These amounts were included in other assets in the Company’s Consolidated Balance Sheets.

Future minimum obligations under operating leases at December 31, 2008 are as follows ($ thousands):

2009	$706
2010	146
2011	2,007
2012	—
2013	—
Thereafter	—
$2,859

Annual rent expense incurred by the Company in 2008, 2007 and 2006 was $4.8 million, $2.6 million and $2.5 million, respectively. The annual rent expense in 2008 of $4.8 million includes the termination agreement with Connell for $3.3 million.

6. Provision for Settlement of Litigation, net

The Company reached an agreement to settle a class action litigation in consideration for issuance of 40,000 shares of common stock of the Company (adjusted for any subsequent event that results in a change in the number of shares outstanding as of January 31, 2007) and $18.0 million in cash for the benefit of plaintiffs and the stockholder class, (see Note 19 to the Consolidated Financial Statements). A Court order approving the settlement was issued on May 27, 2008 and the settlement became final on June 27, 2008. The Company also entered into release and settlement agreements with its insurance carriers, pursuant to which insurance will cover the settlement fee and various costs incurred in connection with the action. Under FASB Statement No. 5, “ Accounting for Contingencies ” and FASB Interpretation No. 14, “ Reasonable Estimation of the Amount of a Loss, an interpretation of FASB Statement No. 5, ” the Company recorded an expense of $5.3 million, comprised of 40,000 shares of the Company’s common stock valued at a market price of $132.00 on December 31, 2006. At December 31, 2007, the revised estimated value of the common shares portion of the litigation settlement was $1.0 million, based on a closing price of Genta’s common stock of $26.00 per share, resulting in a reduction in the provision of $4.2 million recognized in the year ended December 31, 2007. At June 27, 2008, the date that the settlement became final, the revised value of the common stock portion of the litigation settlement was $0.7 million, based on a closing price of Genta’s common stock of $17.50 per share, resulting in a reduction in the provision of $0.3 million for the year ended December 31, 2008. The liability for the settlement of litigation, originally recorded at $23.2 million at December 31, 2006, was measured at $19.0 million at December 31, 2007 and $0.7 million at December 31, 2008 and is included in accounts payable and accrued expenses in the Company’s Consolidated Balance Sheets. An insurance receivable of $18.0 million was included in prepaid expenses and other current assets in the Company’s Consolidated Balance Sheets at December 31, 2007. As a result of the Court approving the settlement on May 27, 2008 and it being deemed final on June 27, 2008, the Company no longer had any interest in the insurance proceeds held in escrow or the associated liability.

7. Property and Equipment, Net

Property and equipment is comprised of the following ($ thousands):

	Estimated	December 31,
	Useful Lives	2008	2007
Computer equipment	3	$2,298	$2,855
Software	3	3,206	3,211
Furniture and fixtures	5	899	936
Leasehold improvements	Life of lease	463	420
Equipment	5	182	182
		7,048	7,604
Less accumulated depreciation and amortization		(6,748)	(7,281)
		$300	$323

GENTA INCORPORATED

8. Write-off of Prepaid Royalty

In December 2000, the Company recorded $1.3 million as the fair value for its commitment to issue shares of common stock to a major university as consideration for an amendment to a license agreement initially executed in August 1991 related to antisense technology licensed from the university. The amendment provided for a reduction in the royalty percentage rate to be paid to the university based on the volume of sales of the Company’s products containing the antisense technology licensed from such university. These shares were issued in 2001. The Company planned to amortize the prepaid royalties upon the commercialization of Genasense®. In December 2006, the Company received a non-approvable notice from the FDA for its NDA for the use of Genasense® plus chemotherapy in patients with CLL. As a result, in December 2006, the Company accounted for the impairment of these prepaid royalties by recording a write-off of this asset.

9. Workforce reduction

In December 2006, due to FDA’s non-approval of the Company’s NDA for CLL, the Company initiated a series of steps that are designed to conserve cash in order to focus on its oncology development operations. The Company reduced its workforce by 34 positions, or approximately 35%, including the elimination of 18 positions classified as research and development, 9 in sales and marketing and 7 in administration. Severance costs of $0.7 million were recognized in operating expenses in December 2006, including $0.3 million in research and development expenses and $0.4 million in selling, general and administrative expenses in the Company’s Consolidated Statements of Operations. Payment of the severance began in January 2007 and was completed by June 30, 2007.

10. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses is comprised of the following ($ thousands):

	December 31,
	2008	2007
Accounts payable	$4,654	$2,519
Accrued compensation	574	488
Reserve for settlement of litigation obligation	700	19,040
License obligations to Daiichi Sankyo	2,125	—
State of New Jersey (AMA) tax liability	841	776
Other accrued expenses	2,330	3,027
	$11,224	$25,850

The carrying amount of accounts payable approximates fair value due to the short-term nature of these instruments.

11. Notes Payable

During 2007, the Company issued notes payable to finance premiums for its corporate insurance policies of $1.1 million. Payments were scheduled for seven or ten equal monthly installments for the notes initiated in 2007. The notes payable balance at December 31, 2007 was $0.5 million. The carrying amount of notes payable approximates fair value due to the short-term nature of these instruments.

GENTA INCORPORATED

12. Convertible Notes and Warrant

On June 5, 2008, the Company entered into a securities purchase agreement with certain institutional and accredited investors to place up to $40.0 million of senior secured convertible notes with such investors. On June 9, 2008, the Company placed $20.0 million of such notes in the initial closing. The notes are due June 9, 2010 and bear interest at an annual rate of 15% payable at quarterly intervals in stock or cash at the Company’s option, and are convertible into shares of Genta common stock at a conversion rate of 2,000 shares of common stock for every $1,000 of principal. At the time the notes were issued, the Company recorded a debt discount (beneficial conversion) relating to the conversion feature in the amount of $20.0 million. The aggregate intrinsic value of the difference between the market price of the Company’s share of stock on June 9, 2008 and the conversion price of the notes was in excess of the face value of the $20.0 million notes, and thus, a full debt discount was recorded in an amount equal to the face value of the debt. The Company is amortizing the resultant debt discount over the term of the notes through its maturity date using the effective interest method. In addition, the notes prohibit the Company from consummating any additional financing transaction without the approval of holders of more than two-thirds of the principal amount of the notes. The Company is in compliance with all debt-related covenants at December 31, 2008.

Through December 31, 2008, holders of the convertible notes have voluntarily converted approximately $4.5 million, resulting in an issuance of 8.9 million shares of common stock.

The notes included certain events of default, including a requirement that the Company obtain stockholder approval within a specified period of time to amend its certificate of incorporation to authorize additional shares of common stock.

Upon the occurrence of an event of default, holders of the notes have the right to require the Company to prepay all or a portion of their notes as calculated as the greater of (a) 150% of the aggregate principal amount of the note plus accrued interest or (b) the aggregate principal amount of the note plus accrued interest divided by the conversion price; multiplied by a weighted average price of the Company’s common stock. Pursuant to a general security agreement, entered into concurrently with the notes (the “Security Agreement”), the notes are secured by a first lien on all assets of the Company, subject to certain exceptions set forth in the Security Agreement.

In addition, in connection with the placement of the senior secured convertible notes, the Company issued a warrant to its private placement agent to purchase 800,000 shares of common stock at an exercise price of $1.00 per share. The warrant was valued at $7.6 million, using a Black-Scholes valuation model. In addition, the Company incurred a financing fee of $1.2 million. The deferred financing costs, including the financing fee and the initial value of the warrant, are being amortized over the two-year term of the convertible notes. At December 31, 2008, the unamortized balances of the financing fee and the warrant are $0.9 million and $5.5 million, respectively.

The Company concluded that it should initially account for conversion options embedded in convertible notes in accordance with SFAS No. 133 “ Accounting for Derivative Instruments and Hedging Activities ” (“SFAS 133”) and EITF 00-19 “ Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock ” (“EITF 00-19”). SFAS 133 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free standing derivative financial instruments in accordance with EITF 00-19. EITF 00-19 states that if the conversion option requires net cash settlement in the event of circumstances that are not solely within the Company’s control, that the notes should be classified as a liability measured at fair value on the balance sheet. In this case, if the Company was not successful in obtaining approval of its stockholders to increase the number of authorized shares to accommodate the potential number of shares that the notes convert into, the Company would have been required to cash settle the conversion option.

GENTA INCORPORATED

Upon the issuance date, there were an insufficient number of authorized shares of common stock in order to permit conversion of all of the issued convertible notes. In accordance with EITF 00-19, when there are insufficient authorized shares to allow for settlement of convertible financial instruments, the conversion obligation for the notes should be classified as a liability and measured at fair value on the balance sheet. Accordingly, at June 9, 2008, in connection with the $20.0 million initial closing, the convertible features of the notes were recorded as derivative liabilities of $380.0 million. At the recording of the initial closing, the fair value of the conversion feature, $380.0 million, exceeded the proceeds of $20.0 million. The difference of $360.0 million was charged to expense as the change in the fair market value of conversion liability. Accordingly, the Company recorded an initial discount of $20.0 million equal to the face value of the notes, which is being amortized over the two-year term of the notes.

On October 6, 2008, at the Annual Meeting of Stockholders, the Company’s stockholders approved an amendment to Genta’s Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 255,000,000, consisting of 250,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, to 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The notes were re-measured and credited to permanent equity, resulting in total expense for the year ended December 31, 2008 of $460.0 million.

The conversion option was valued at June 9, 2008 and October 6, 2008 using the Black-Scholes valuation model with the following assumptions:

	October 6, 2008	June 9, 2008
Price of Genta common stock	$12.50	$10.00
Volatility	137.4%	125.6%
Risk-free interest rate	1.36%	2.73%
Remaining contractual lives	1.68	2.00

The Company also classified the warrant obligation as a liability to be measured at fair value on the balance sheet, in accordance with EITF 00-19. Accordingly, at June 9, 2008, the Company recorded the warrant liability at a fair value of $7.6 million based upon the Black-Scholes valuation model. On October 6, 2008, we re-measured the warrant liability and credited it to permanent equity, resulting in total expense for the year ended December 31, 2008 of $2.0 million.

	October 6, 2008	June 9, 2008
Price of Genta common stock	$12.50	$10.00
Volatility	128.6%	115.0%
Risk-free interest rate	2.32%	3.41%
Remaining contractual lives	4.68	5.00

GENTA INCORPORATED

13. Income Taxes

Significant components of the Company’s deferred tax assets as of December 31, 2008 and 2007 and related valuation reserves are presented below ($ thousands):

	December 31,
	2008	2007
Deferred tax assets:
Deferred compensation	$772	$772
Net operating loss carryforwards	135,990	130,111
Research and development credit and Orphan Drug credit carryforwards	51,288	41,484
Purchased technology and license fees	0	4,850
Depreciation and amortization, net	193	261
Share-based compensation expense	911	892
Provision for settlement of litigation, net	308	458
Write-off of prepaid royalties	558	558
New Jersey Alternative Minimum Assessment (AMA) Tax	730	730
New Jersey research and development credits	4,979	5,612
Provision for excess inventory	714	714
Reserve for product returns	0	2
Accrued liabilities	1,576	355
Other, net	197	323
Total deferred tax assets	198,216	187,122
Valuation allowance for deferred tax assets	(190,884)	(187,122)
Net deferred tax assets	$7,332	$—
Deferred tax liabilities:
Deferred financing costs	$(4,922)	$—
Debt discount	(2,410)	—
Total deferred tax liabilities	$(7,332)	$—

Net deferred tax assets (liabilities)	$—	$—

A full valuation allowance has been provided at December 31, 2008 and 2007, respectively, to reserve for deferred tax assets, as it appears more likely than not that net deferred tax assets will not be realized.

Effective January 1, 2007 the company adopted FIN 48. As of December 31, 2008 and 2007, the Company recorded a liability for $841,000 and $776,000, respectively, of unrecognized tax benefits (UTB’s), of which $841,000 and $776,000 is included in accounts payable and accrued expenses on the Company’s Consolidated Balance Sheets, respectively. In addition, as of December 31, 2008 and 2007, the Company reduced its deferred tax assets by $1,312,000 and $1,033,000, respectively. However, the Company recorded a full valuation allowance on its net deferred tax assets and reduced its valuation allowance on these respective amounts. The amount of UTB’s that would have an impact on the effective tax rate, if recognized, is $533,000.

GENTA INCORPORATED

A reconciliation of the total amount of unrecognized tax benefits (UTB’s) is as follows :

($ in thousands)	2008	2007
Unrecognized tax benefits: January 1	$1,567	$1,388

Gross increases: Tax positions taken in prior periods

Gross decreases: Tax positions taken in prior periods

Gross Increases- Current period tax positions	$278	$179

Lapse of Statute of Limitations

Unrecognized tax benefits: December 31	$1,845	$1,567

The Company files corporate tax returns at the federal level and in the State of New Jersey. The open tax years that are subject to examination for these jurisdictions are 2005 through 2008 for federal returns and 2002 through 2008 for tax returns for the State of New Jersey.

New Jersey has enacted legislation permitting certain corporations located in the state to sell state tax loss carryforwards and state research and development credits. The Company sold portions of its New Jersey net operating losses and received approximate payments of $2.0 million in 2008 and $1.5 million in 2007, recognized as income tax benefits.

If still available under New Jersey law, the Company will attempt to sell its tax loss carryforwards in 2008. We cannot be assured that the New Jersey program will continue in 2008, nor can we estimate what percentage of our saleable tax benefits New Jersey will permit us to sell, how much money will be received in connection with the sale, or if the Company will be able to find a buyer for its tax benefits.

The Company’s Federal tax returns have never been audited. In January 2006, the State of New Jersey concluded its fieldwork with respect to a tax audit for the years 2000 through 2004. The State of New Jersey took the position that amounts reimbursed to Genta by Aventis Pharmaceutical Inc. for co-development expenditures during the audit period were subject to Alternative Minimum Assessment (AMA), resulting in a liability at that time of approximately $533,000. Although the Company and its outside tax advisors believe the State’s position on the AMA liability is unjustified, there is little case law on the matter and it is probable that the Company will be required to ultimately pay the liability. As of December 31, 2008, the Company had accrued a tax liability of $533,000, penalties of $27,000 and interest of $281,000 related to this assessment. The Company appealed this decision to the State and in February 2008, the State notified the Company that its appeal had not been granted. The Company believes the State’s position is unjustified and is pursuing this matter before the New Jersey Tax Court. Upon close of the audit the Company’s UTB’s should decrease by approximately $841,000.

The Company recorded $65,000, $139,000 and $66,000 in interest expense related to the State of New Jersey assessment during 2008, 2007 and 2006, respectively.

At December 31, 2008, the Company has federal and state net operating loss carryforwards of approximately $324.8 million and $241.9 million, respectively. The federal tax loss carryforward balance at December 31, 2008 begins to expire in 2009 and completely expires in 2028. The Company also has Research and Development credit and Orphan Drug credit carryforwards totaling $49.7 million; the balance at December 31, 2008 begins to expire in 2009 and completely expires in 2028.

GENTA INCORPORATED

14.  Stockholders’ (Deficit)/Equity

Common Stock

On October 6, 2008, at the Annual Meeting of Stockholders, the Company’s stockholders approved an amendment to Genta’s Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 255,000,000, consisting of 250,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, to 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

In February 2008, the Company sold 122,000 shares of the Company’s common stock at a price of $25.00 per share, raising approximately $3.1 million, before estimated fees and expenses.

At the Company’s Annual Meeting of Stockholders on July 11, 2007, the Company’s stockholders authorized its Board of Directors to effect a reverse stock split of all outstanding shares of common stock, and the Board of Directors subsequently approved the implementation of a reverse stock split at a ratio of one for six shares.

In March 2007, the Company sold 100,000 shares of the Company’s common stock at a price of $108.00 per share, raising $10.2 million, net of fees and expenses.

Preferred Stock Purchase Right

In 2005 the Board of Directors adopted a Stockholder Rights Plan and declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of common stock of the Company, payable to holders of record as of the close of business on September 27, 2005. Generally, the rights become exercisable upon the earlier of the close of business on the tenth business day following the first public announcement that any person or group has become a beneficial owner of 15% or more of the Company’s common stock and the close of business on the tenth business day after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming a beneficial owner of 15% or more of the Company’s common stock. Each Right shall be exercisable to purchase, for $25.00, subject to adjustment, one one-hundredth of a newly registered share of Series G Participating Cumulative Preferred Stock, par value $0.001 per share of the Company.

Series A Preferred Stock

Each share of Series A Preferred Stock is immediately convertible into shares of the Company’s common stock, at a rate determined by dividing the aggregate liquidation preference of the Series A Preferred Stock by the conversion price. The conversion price is subject to adjustment for antidilution. As of December 31, 2008 and December 31, 2007, each share of Series A Preferred Stock was convertible into 3.0699 and 0.0469 shares of common stock, respectively. At December 31, 2008 and December 31, 2007, the Company had 7,700 shares of Series A Convertible Preferred Stock issued and outstanding.

In the event of a liquidation of the Company, the holders of the Series A Preferred Stock are entitled to a liquidation preference equal to $50 per share, or $0.4 million at December 31, 2008.

Series G Preferred Stock

The Company has 5.0 million shares of preferred stock authorized, of which 2.0 million shares has been designated Series G Participating Cumulative Preferred.

Warrant

In connection with the June 2008 convertible note financing, the Company issued a common stock purchase warrant to its private placement agent. The warrant is exercisable into 800,000 shares of common stock at an exercise price of $1.00 per share.

GENTA INCORPORATED

Common Stock Reserved

At December 31, 2008, the Company had 9.7 million shares of common stock outstanding, 68,000 shares reserved for the conversion of convertible preferred stock and the exercise of outstanding options, 0.8 million shares reserved for the conversion of an outstanding warrant and 31.1 million shares reserved for the conversion of senior convertible notes, and 3,000 additional shares of common stock authorized for issuance and remaining to be granted under the Company’s Non-Employee Directors’ 1998 Stock Option Plan, as amended and restated.

15. Share-Based Compensation

The Company estimates the fair value of each option award on the date of the grant using the Black-Scholes option valuation model. Expected volatilities are based on the historical volatility of the Company’s common stock over a period commensurate with the options’ expected term. The expected term represents the period of time that options granted are expected to be outstanding and is calculated in accordance with the Securities and Exchange Commission (“SEC”) guidance provided in the SEC’s Staff Accounting Bulletin 107 (“SAB 107”), using a “simplified” method. The Company has used the simplified method and will continue to use the simplified method as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate an expected term. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of the Company’s stock options. The post-vesting forfeiture rate is estimated using historical option cancellation information. The post-vesting forfeiture rate assumption was 40% for the years ended December 31, 2007 and 2006, respectively, and was increased to 50% for the year ended December 31, 2008 based on actual historical forfeitures. The following table summarizes the weighted-average assumptions used in the Black-Scholes model for options granted during the years ended December 31, 2008, 2007 and 2006, respectively:

	2008	2007	2006
Expected volatility	115.7%	102%	97%
Expected dividends	—	—	—
Expected term (in years)	6.25	6.25	6.25
Risk-free rate	2.7%	4.8%	4.6%

The share-based compensation expense recognized for the years ended December 31, 2008, 2007 and 2006, respectively, follows:

($ thousands, except per share data)	2008	2007	2006
Research and development expenses	$151	$521	$997
Selling, general and administrative	338	852	2,002
Total share-based compensation expense	$489	$1,373	$2,999
Share-based compensation expense, per basic and diluted common share	$0.44	$2.32	$6.65

16. Stock Option Plans

As of December 31 2008, the Company has two outstanding share-based compensation plans, which are described below:

1998 Stock Incentive Plan

Pursuant to the Company’s 1998 Stock Incentive Plan, as amended (the “1998 Plan”), 68,000 shares were provided for the grant of stock options to employees, directors, consultants and advisors of the Company. Option awards were granted with an exercise price at not less than the fair market price of the Company’s common stock on the date of the grant; those option awards generally vested over a four-year period in equal increments of 25%, beginning on the first anniversary of the date of the grant. All options granted had contractual terms of ten years from the date of the grant. As of May 27, 2008, the authorization to provide grants under the 1998 Plan expired.

GENTA INCORPORATED

The following table summarizes the option activity under the 1998 Plan as of December 31, 2008 and changes during the three years then ended:

	Number of Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Stock Options
Outstanding at December 31, 2005	31	1,512.00
Granted	9	582.00
Exercised	—	—
Forfeited or expired	(1)	1,266.00
Outstanding at December 31, 2006	39	$1,311.00
Granted	6	70.00
Exercised	—	—
Forfeited or expired	(2)	819.00
Outstanding at December 31, 2007	43	$1,152.50
Granted	—	—
Exercised	—	—
Forfeited or expired	(6)	888.00
Outstanding at December 31, 2008	37	$1,191.50	3.8	$—
Vested and exercisable at December 31, 2008.	26	$1,109.50	1.7	$—

There is no intrinsic value to outstanding stock options as the exercise prices of all outstanding options are above the market price of the Company’s stock at December 31, 2008.

As of December 31, 2008, there was approximately $0.2 million of total unrecognized compensation cost related to non-vested share-based compensation granted under the 1998 Plan, which is expected to be recognized over a weighted-average period of 1.2 years.

The following table summarizes the restricted stock unit (RSU) activity under the 1998 Plan as of December 31, 2008 and changes during the two years then ended:

Restricted Stock Units	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value per Share
Outstanding nonvested RSUs at January 1, 2007	0	$—
Granted	1	$71.00
Vested	0	$—
Forfeited or expired	(1)	$71.00
Outstanding nonvested RSUs at December 31, 2007	0	$71.00
Granted	10	$20.50
Vested	0	$71.00
Forfeited or expired	(5)	$20.50
Outstanding nonvested RSUs at December 31, 2008	5	$20.50

GENTA INCORPORATED

As of December 31, 2008, there was approximately $24,000 of total unrecognized compensation cost related to non-vested share-based compensation resulting from RSUs granted under the 1998 Plan, which is expected to be recognized over the six months ended June 30, 2009.

1998 Non-Employee Directors’ Plan

Pursuant to the Company’s 1998 Non-Employee Directors’ Plan as amended (the “Directors’ Plan”), 12,000 shares have been provided for the grant of non-qualified stock options to the Company’s non-employee members of the Board of Directors. Option awards must be granted with an exercise price at not less than the fair market price of the Company’s common stock on the date of the grant. Initial option grants vest over a three-year period in equal increments, beginning on the first anniversary of the date of the grant. Subsequent grants, generally vest on the date of the grant. All options granted have contractual terms of ten years from the date of the grant.

The fair value of each option award is estimated on the date using the same valuation model used for options granted under the 1998 Plan.

The following table summarizes the option activity under the Directors’ Plan as of December 31, 2008 and changes during the three years then ended:

	Number of Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Stock Options
Outstanding at December 31, 2005	4	$1,878.00
Granted	0	621.00
Exercised	0	300.00
Forfeited or expired	(2)	2,049.00
Outstanding at December 31, 2006	2	$1,851.00
Granted	0	90.00
Exercised	—	—
Forfeited or expired	0	2,004.00
Outstanding at December 31, 2007	2	$1,530.50
Granted.	0	12.50
Exercised	—	—
Forfeited or expired	0	2,091.00
Outstanding at December 31, 2008	2	$1,130.50	6.2	$—
Vested and exercisable at December 31, 2008.	2	$1,130.50	6.2	$—

GENTA INCORPORATED

There is no intrinsic value to outstanding stock options as the exercise prices of all outstanding options are above the market price of the Company’s stock at December 31, 2008. The weighted-average grant-date fair value of options granted during the year ended December 31, 2008 was $12.50.

Stock option grants for a combination of both the 1998 Plan and the 1998 Directors Plan were as follows:

Year	Options Granted (in Thousands)	Weighted Average Grant Date Per Share Fair Value
2008	0	$12.50
2007	7	71.00
2006	9	585.00

An analysis of all options outstanding as of December 31, 2008 is presented below, (option figures are in thousands):

Range of Prices	Options Outstanding	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price of Options Exercisable
$12.50 - $99.00	4	9.0	$39.00	1	$43.00
$136.50 - $477.00	3	7.4	353.50	1	347.50
$483.00 - $648.00	6	7.0	612.00	3	604.50
$729.00 - $800.50	16	0.9	800.00	16	800
$1,719.00 - $2,805.00	4	2.8	2,162.00	4	2,162.00
$2,964.00 - $5,475	6	4.2	3,314.50	2	3,761.50
	39	3.9	$1,188.50	27	1,111.00

2007 Stock Incentive Plan

On September 17, 2007, the Company’s Board of Directors approved the Company’s 2007 Stock Incentive Plan (the “2007 Plan”), pursuant to which 170,000 shares of the Company’s common stock would be authorized for issuance, subject to approval of the Company’s stockholders. On September 17, 2007 and September 20, 2007, the Board of Directors approved the issuance of a combined total of 108,000 options under the 2007 Plan. Awards granted under the plan prior to stockholder approval of the plan were subject to and conditioned upon receipt of such approval on or before September 17, 2008. The Company did not obtain stockholder approval of this plan; the plan was terminated and awards granted pursuant to the plan were terminated. The Company did not recognize compensation expense for grants under the 2007 Plan because grants of these options were contingent upon stockholder approval, and therefore, a grant date as defined in SFAS 123R had not occurred.

Acquisition Bonus Program

On September 17, 2007, the Board of Directors approved an Acquisition Bonus Program. Under the program, participants were eligible to share in a portion of the proceeds realized from a change in control of the Company that occurred prior to the earlier of (i) December 31, 2008 or (ii) the approval by the Company’s stockholders of the 2007 Stock Incentive Plan.

The Acquisition Bonus Program expired on December 31, 2008.

GENTA INCORPORATED

17. Employee Savings Plan

In 2001, the Company initiated sponsorship of the Genta Incorporated Savings and Retirement Plan, a defined contribution plan under Section 401(k) of the Internal Revenue Code. The Company’s matching contribution to the Plan was $0.2 million, $0.3 million, and $0.4 million for 2008, 2007 and 2006, respectively.

18. Comprehensive Loss

An analysis of comprehensive loss is presented below:

	Years Ended December 31,
($ in thousands)	2008	2007	2006
Net loss	$(505,838)	$(23,320)	$(56,781)
Change in market value on available-for-sale marketable securities	(29)	29	31
Total comprehensive loss	$(505,867)	$(23,291)	$(56,750)

19. Commitments and Contingencies

Litigation and Potential Claims

In February 2007, a complaint against the Company was filed in the Superior Court of New Jersey by Howard H. Fingert, M.D., a former employee of the Company. The complaint alleges, among other things, breach of contract as to the Company’s stock option plan and as to a consulting agreement allegedly entered into by the Company and Dr. Fingert subsequent to termination of Dr. Fingert’s employment with the Company, breach of implied covenant of good faith and fair dealing with respect to the Company’s stock option plan and the alleged consulting agreement, promissory estoppel with respect to the exercise of stock options and provision of consulting services after termination of employment, and fraud and negligent misrepresentation with respect to the exercise of stock options and provision of consulting services after termination of employment. The complaint sought monetary damages, including punitive and consequential damages. The Company and Fingert settled this complaint in January 2009, and the Company accrued the settlement amount as of December 31, 2008. The settlement did not constitute an admission of guilt or liability.

In November 2007, a complaint against the Company was filed in the United States District Court for the District of New Jersey by Ridge Clearing & Outsourcing Solutions, Inc. The complaint alleges, among other things, that the Company caused or contributed to losses suffered by a Company stockholder which have been incurred by Ridge. The Company and Ridge settled this complaint in September 2008. The settlement did not constitute an admission of guilt or liability.

In September 2008, several stockholders of the Company, on behalf of themselves and all others similarly situated, filed a class action complaint against us, our Board of Directors, and certain of our executive officers in Superior Court of New Jersey, captioned Collins v. Warrell, Docket No. L-3046-08. The complaint alleges that in issuing convertible notes, our Board of Directors, and certain officers breached their fiduciary duties, and we aided and abetted the breach of fiduciary duty. Defendants filed a motion to dismiss on December 29, 2008. Plaintiffs’ opposition is due on or before February 13, 2009, and Defendants’ reply is due March 16, 2009. It is possible that oral argument on the motion will be held on March 20, 2009. Discovery has begun. We, the Board of Directors and Officers deny these allegations and intend to vigorously defend this lawsuit.

In November 2008, a complaint against the Company and its transfer agent, BNY Mellon Shareholder Services, was filed in the Supreme Court of the State of New York by an individual stockholder. The complaint alleges that the Company and its transfer agent caused or contributed to losses suffered by the stockholder. The Company denies the allegations of the complaint and intends to vigorously defend this lawsuit.

GENTA INCORPORATED

20. Supplemental Disclosure of Cash Flows Information and Non-cash Investing and Financing Activities

In accordance with the terms of the convertible notes, the Company elected to pay interest due on the notes on December 9, 2008 in shares of its common stock to all noteholders where the issuance of the shares would not cause the noteholder to beneficially own more than 4.999% of the Company’s outstanding common stock. Accordingly, the Company issued 800,000 shares and $0.1 million to satisfy the interest payment on December 9, 2008.

Through December 31, 2008, holders of the convertible notes have voluntarily converted approximately $4.5 million of their notes, resulting in an issuance of 9.0 million shares of common stock.

No interest was paid for the twelve months ended December 31, 2007 and 2006, respectively.

21. Selected Quarterly Financial Data (Unaudited)

2008

	Quarter Ended
($ thousands, except per share data)	Mar. 31	Jun. 30	Sep. 30	Dec. 31
Revenues	$117	$131	$115	$—
Gross margin	92	102	89	(23)
Operating expenses	9,816	10,268	7,563	5,763
Other income/(expense), net	67	(728,198)	220,087	33,380
Net (loss)/income	(9,657)	(738,364)	212,613	29,569
Net (loss)/income per basic common share**	$(14.29)	$(1,004.58)	$289.22	$12.90
Net (loss)/income per diluted common share	$(14.29)	$(1,004.58)	$5.12	$1.08

2007

	Quarter Ended
($ thousands, except per share data)	Mar. 31	Jun. 30	Sep. 30	Dec. 31
Revenues	$94	$105	$115	$266
Gross margin	72	79	95	244
Operating expenses-net	5,875	8,594	8,046	3,601
Net loss	(5,605)	(8,235)	(7,732)	(1,748)
Net loss per common share:
Basic and diluted	$(10.50)	$(13.45)	$(12.63)	$(2.85)

**
Net (loss)/income per basic common share and net (loss)/income per diluted common share are calculated independently for each quarter and the full year based upon respective average shares outstanding. Therefore, the sum of the quarterly amounts does not equal the annual amounts reported.

The Company has experienced significant quarterly fluctuations in operating results and it expects that these fluctuations will continue.

Quarterly results in 2008 have been impacted by the accounting for the convertible note and warrant issued in June 2008, (see note 12 to the Consolidated Financial Statements).

During the fourth quarter of 2007, the Company revised its estimate of certain accrued expenses in the amount of $4.7 million, since such amount was no longer deemed probable.

 GENTA INCORPORATED

Restatement

During the Company’s year-end close, it was discovered that the $18.0 million escrow deposit relating to the insurance proceeds and the corresponding liability to settle a 2004 class action lawsuit against the Company should not have been included on the Company’s Consolidated balance sheets as of June 30, 2008 and September 30, 2008. As a result of the Court approving the settlement on May 27, 2008, and it being deemed final on June 27, 2008, the Company no longer had any interest in the insurance proceeds held in escrow or the associated liability.

In lieu of filing amendments to the Reports on Form 10Q for the periods ended June 30, 2008 and September 30, 2008, the Company is providing the following unaudited balance sheet captions to show the effect of the restatement. There was no income statement effect resulting from the restatement and the only effect on the Company’s statement of cash flows is a non-cash supplemental disclosure.

	Quarter ended
	June 30, 2008	September 30, 2008
($ thousands)	(restated)	(restated)
Selected Balance Sheet Data:
Current assets	$17,230	$9,450
Total assets	26,029	17,113
Current liabilities	767,403	12,827
Total liabilities	767,986	546,310

	(as previously reported)	(as previously reported)
Current assets	$35,230	$27,450
Total assets	44,029	35,113
Current liabilities	785,403	30,827
Total liabilities	785,986	564,310

22. Related Party Transactions

Dr. Daniel Von Hoff, one of Genta’s directors, holds the position of Physician in Chief and Director of Translational Research at the Translational Genomics Research Institute (Tgen), which provides preclinical testing services under direction of and by contract to Genta. During 2008, Tgen performed services for which it was compensated by Genta in the amount of approximately $36,419. The Company believes that the payment of these services was on terms no less favorable than would have otherwise been provided by an ‘‘unrelated’’ party. In the opinion of the Board of Directors, Dr. Von Hoff’s relationship with Tgen will not interfere with Dr. Von Hoff’s exercise of independent judgment in carrying out his responsibilities as a Director of Genta.

On June 5, 2008, the Company entered into a securities purchase agreement with certain institutional and accredited investors to place up to $40 million of senior secured convertible notes with such investors. On June 9, 2008, the Company placed $20 million of such notes in an initial closing. Each of Dr. Raymond Warrell, our Chief Executive Officer and Chairman, and Dr. Loretta Itri, our President, Pharmaceutical Development and Chief Medical Officer, participated in the initial closing by purchasing $1,950,000 and $300,000, respectively, of such notes. The remaining members of the Board of Directors independently discussed Dr. Warrell and Dr. Itri’s participation in the transaction and resolved that such participation would not interfere with Dr. Warrell or Dr. Itri’s exercise of independent judgment in carrying out their responsibilities in their respective positions. In connection with the June 2008 convertible note financing and in accordance with the Audit Committee Charter, the Audit Committee reviewed and approved the June 2008 convertible note financing with Dr. Warrell and Dr. Itri.

 GENTA INCORPORATED

23. Subsequent Events

From January 1, 2009 through February 4, 2009, holders of convertible notes have voluntarily converted approximately $4.6 million of their notes, resulting in an issuance of 9.0 million shares of common stock.